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Exhibit 3(i)(b)

Certificate of Amendment to Articles of Incorporation of Airsopure International
                                  Group, Inc.

                                                                FILED # C-288-00

                                                                     Mar 07 2002

                                                                In the Office of
                                                                     Dean Heller
                                                 Dean Heller, Secretary of State

                            CERTIFICATE OF AMENDMENT


     Airsopure International Group, Inc., a corporation of the State of Nevada, whose registered office is located at 4535 W. Sahara Ave., Suite 100A, Las Vegas, NV 89102.

         The Secretary, certifies pursuant to the provisions of state law, that a meeting of the stockholders of said corporation called for the purpose of amending the articles of incorporation, and held on August 1, 2001, it was resolved by the vote of the holders of an appropriate majority of the shares of each class entitled to vote that ARTICLE 1 of the Articles of Incorporation is amended to read as follows:
                                    ARTICLE 1

Name of Corporation:  Humitech International Group, Inc.

It was also resolved by the vote of the holders of an appropriate majority of the shares of each class entitled to vote that ARTICLE 3 of the Articles of Incorporation is amended to read as follows:

                                    ARTICLE 3

Shares: Number of common shares with par value: 100,000,000 Par Value: $.001 Number of Preferred shares with par value: 20,000,000 Par Value: $.001 Number of shares without par value: 0
Signed on August 1, 2001

                                              By: /s/ C.J. Comu
                                                  -------------
                                                  Secretary